Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive ● Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 ● Fax (440) 449-9577
FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko
(440) 449-9669
For Immediate Release
Tuesday, February 26, 2008
NACCO INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2007 RESULTS
     Cleveland, Ohio, February 26, 2008 — NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income for the fourth quarter of 2007 of $51.7 million, or $6.24 per diluted share, on revenues of $1.1 billion compared with consolidated net income for the fourth quarter of 2006 of $70.0 million, or $8.48 per diluted share, on revenues of $978.6 million. Income before extraordinary gain for the fourth quarter of 2007 was $51.7 million, or $6.24 per diluted share, compared with $57.2 million, or $6.93 per diluted share, for the fourth quarter of 2006.
     The 2006 fourth quarter included an after-tax extraordinary gain of $12.8 million, recorded by Bellaire Corporation, a wholly owned non-operating subsidiary, which manages ongoing liabilities primarily related to the Company’s closed Eastern U.S. coal mines. The 2007 fourth quarter did not include an extraordinary gain.
NACCO and Subsidiaries Consolidated Fourth Quarter Highlights
     The Company reported a decrease in consolidated income before extraordinary gain for the 2007 fourth quarter compared with the prior year primarily as a result of the absence of a gain of $21.5 million, or $13.1 million net of taxes of $8.4 million, from the sale of two draglines, which was included in the fourth-quarter 2006 operating results. Key highlights of NACCO’s fourth quarter results included:
•	NACCO Materials Handling Group (“NMHG”) Wholesale’s net income was $23.8 million in 2007, compared with net income of $22.4 million in 2006. In August 2007, NMHG announced a manufacturing restructuring program that resulted in additional restructuring charges during the fourth quarter of $0.5 million, or $0.3 million net of taxes of $0.2 million, and additional costs for the fourth quarter of $1.7 million, or $1.0 million net of taxes of $0.7 million. Included in 2006 net income was a $7.9 million reduction in income tax expense related to the recognition of the tax benefit of previously recorded capital losses.

•	NMHG Retail had a net loss of $1.1 million in 2007, compared with a net loss of $4.3 million in 2006. Programs put in place in mid-2007 affected operations positively in the fourth quarter, resulting in significant progress toward achieving at least break-even results while building market position.

•	Hamilton Beach’s net income was $12.6 million in 2007 compared with net income of $14.7 million in 2006. Net income for 2007 was negatively affected by increased interest expense in 2007 primarily due to increased borrowings related to a $110 million special cash dividend paid in May of 2007.

•	Kitchen Collection’s net income of $5.9 million in 2007 decreased compared with net income of $6.3 million in 2006 as a result of store inventory fulfillment difficulties at Le Gourmet Chef’s third-party warehouse operations.

•	North American Coal’s net income decreased to $6.6 million in 2007 from $20.2 million in 2006 primarily as a result of the absence of a gain on the sale of two electric draglines of $21.5 million, or $13.1 million after taxes of $8.4 million, recognized in 2006.

•	NACCO and Other’s income before extraordinary gain increased to $4.2 million in 2007 from a loss before extraordinary gain of $2.3 million in 2006. Income improved as a result of increased interest income, lower employee-related expenses, lower income tax expense due to the absence of a 2006 charge for the reversal of previously generated capital gain benefits and the absence of costs of $2.3 million, or $1.5 million net of taxes of $0.8 million, recognized in the 2006 fourth quarter associated with the terminated Applica transaction.
Consolidated Full Year Results
     Net income for the year ended December 31, 2007 was $89.3 million, or $10.80 per diluted share. This compared with net income of $106.2 million, or $12.89 per diluted share, for the year ended December 31, 2006. Net income in 2006 included the extraordinary gain previously discussed. Nacco earned income before extraordinary gain of $89.3 million, or $10.80 per diluted share, in 2007 compared with $93.4 million, or $11.33 per diluted share, for 2006. Revenues for 2007 were $3.6 billion compared with $3.3 billion for 2006.
Consolidated Outlook for 2008
     The economic environment appears very uncertain at this time for both the consumer markets in which Hamilton Beach and Kitchen Collection participate, and the capital goods markets in the United States in which NMHG participates. At NMHG, key improvement programs continue to be implemented. However, these programs will incur significant costs in 2008. North American Coal and Hamilton Beach are likely to have very difficult operating environments in 2008, which in turn are likely to lead to significantly reduced results in those businesses compared with 2007.
Detailed Discussion of Results
NMHG Wholesale — Fourth Quarter Results
     NMHG Wholesale reported net income of $23.8 million on revenues of $759.5 million for the fourth quarter of 2007 compared with net income of $22.4 million on revenues of $613.2 million for the fourth quarter of 2006. The fourth-quarter 2007 net income includes additional restructuring charges associated with the restructuring program announced in August 2007 of $0.5 million, or $0.3 million, net of taxes of $0.2 million, and additional costs for the fourth quarter of $1.7 million, or $1.0 million net of taxes of $0.7 million, primarily for manufacturing inefficiencies as a result of the restructuring.
     Revenues increased in the fourth quarter of 2007 compared with the fourth quarter of 2006 primarily as a result of increased unit volume, mainly in Europe and South America, and favorable foreign currency movements in Europe. In addition, a favorable shift in sales mix to higher-priced lift trucks in Europe and Asia-Pacific, the effect of price increases implemented in late 2006 and early 2007 in the Americas and Europe, higher parts volumes and the realignment of activities performed by the Asia-Pacific Wholesale and Retail groups contributed to the improvement in the fourth quarter 2007 revenue. Worldwide shipments increased to 25,946 units in the fourth quarter of 2007 from 23,138 units in the fourth quarter of 2006. NMHG Wholesale’s worldwide backlog was approximately 30,500 units at December 31, 2007 compared with approximately 27,200 units at December 31, 2006 and approximately 30,500 units at September 30, 2007.
     Net income for the fourth quarter of 2007 increased $1.4 million to $23.8 million compared with the prior year fourth quarter. However, fourth-quarter 2006 net income included a reduction in income tax expense of $7.9 million related to the recognition of a tax benefit for previously recorded capital losses. Excluding the effect of the tax benefit, income increased significantly between years, primarily as a result of an $8.4 million increase in operating profit. Operating profit increased due to improved units and parts margins, partially offset by an increase in selling, general and administrative expenses and additional manufacturing restructuring expenses. Unit and parts margins largely increased due to increased volume. Selling, general and administrative expenses increased primarily due to higher marketing program and employee-related expenses and lower favorable adjustments to product liability reserves in 2007 compared with 2006.
NMHG Wholesale — Full Year Results
     For the year ended December 31, 2007, NMHG Wholesale reported net income of $48.2 million on revenues of $2.6 billion, compared with net income of $43.7 million on revenues of $2.3 billion for the year ended December 31, 2006. Included in 2007 results are charges totaling $8.0 million, or $4.9 million net of taxes of $3.1 million, related to manufacturing restructuring programs implemented in the first and third quarters of 2007 and additional costs of $2.1 million, or $1.3 million net of taxes of $0.8 million, primarily for manufacturing inefficiencies as a result of the restructuring programs. Included in 2006 results is a charge to earnings for the early retirement of debt of approximately $17.6 million, or $10.7 million net of taxes of $6.9 million, related to NMHG’s early redemption of its 10% Senior Notes in 2006 and the previously discussed reduction in income tax expense of $7.9 million. Lift truck shipments in 2007 increased to 90,899 units from 87,789 units in 2006.
NMHG Wholesale — Outlook
     NMHG Wholesale expects continued growth in lift truck markets in 2008 in Europe and Asia-Pacific and a year-over-year decrease in the Americas market. Overall, the company expects modest increases in unit booking and shipment levels for 2008 compared with 2007 as a result of these market prospects. However, if U.S. economic conditions deteriorate more than expected, sales of units and higher-margin parts could decline in 2008, which would adversely affect revenues and profit margins.
     The weakening of the U.S. dollar has adversely affected NMHG’s results because the company manufactures certain lift trucks and sources certain components from countries with appreciated currencies for sale in the U.S. market. Unfavorable foreign currency movements have effectively lowered current annualized pre-tax profitability, excluding the effects of hedges, by approximately $72 million more than if the currency rates in 2007 had been the same as 2002, when the operating profit margin target for NMHG Wholesale was established. In addition, the company is expecting a further unfavorable impact on 2008 results if year end 2007 unfavorable currency exchange rates persist. To offset the effects of currency, during 2007 NMHG Wholesale outsourced its welding and painting operations at its manufacturing facility in The Netherlands to a third party in a lower-cost country and announced an additional manufacturing restructuring program, which will phase out production of current products at its facility in Irvine, Scotland, change the product mix at its Craigavon, Northern Ireland facility and increase production at its Berea, Kentucky and Sulligent, Alabama plants in the United States and at its Ramos Arizpe facility in Mexico. These programs are expected to reduce purchases of high cost euro- and British pound sterling-denominated materials and components, reduce freight costs, lessen NMHG’s exposure to future currency exchange rate fluctuations, reduce the manufacturing footprint of NMHG Wholesale’s European manufacturing locations, provide additional opportunities to source components from lower-cost countries and reduce required working capital levels. The Irvine, Scotland and other related manufacturing restructuring programs are anticipated to generate savings beginning in 2008 and improve net results starting in 2009, and, at maturity, generate benefits which are expected to exceed $20 million in annual cost savings. However, the company anticipates future additional charges related to this manufacturing restructuring program of approximately $9.1 million during 2008 and $0.4 million in 2009. These charges are in addition to the $7.6 million of pre-tax charges incurred during 2007.
     NMHG Wholesale’s investment in long-term programs, particularly its significant new electric-rider truck program, which will bring a full line of new products to market over the course of 2008 and 2009, and warehouse truck and big truck product development and manufacturing programs, are expected to continue to improve future results. The company continues to believe the programs in place and others in development will allow NMHG to achieve its nine percent operating profit margin goal in the 2010 or 2011 time frame.
NMHG Retail — Fourth Quarter Results
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the fourth quarter of 2007 of $1.1 million on revenues of $16.5 million compared with a net loss of $4.3 million on revenues of $39.1 million for the fourth quarter of 2006.
     Revenues decreased primarily as a result of the sale of a retail dealership in Europe during the third quarter of 2007 and a realignment of activities performed by the Asia-Pacific Retail and Wholesale groups, which was designed to improve the operational effectiveness of the Asia-Pacific retail operations and is consistent with the alignment used in the United States. These decreases were partially offset by improvements in revenues from improved rental and service performance in Asia-Pacific and favorable foreign currency movements due to the weakening of the U.S. dollar.
     NMHG Retail realized a $3.2 million reduction in its net loss in the fourth quarter of 2007 compared with the fourth quarter of 2006, primarily as a result of improvements in Asia-Pacific retail operations. This improvement was coupled with increased revenues and margins at NMHG Retail’s remaining European dealership.
NMHG Retail — Full Year Results
     For the 2007 full year, NMHG Retail reported a net loss of $8.9 million on revenues of $137.8 million, compared with a net loss of $9.1 million on revenues of $170.6 million in 2006.
NMHG Retail — Outlook
     NMHG Retail’s key improvement programs, especially those implemented in Asia-Pacific during mid-2007, are expected to have an increasingly favorable effect during 2008 in line with the company’s strategic objective of achieving at least break-even results while building market position.
NMHG Consolidated
     For the 2007 full year, NMHG generated consolidated cash flow before financing activities of $0.7 million, which was comprised of net cash provided by operating activities of $34.6 million less net cash used for investing activities of $33.9 million. For the 2006 full year, NMHG generated consolidated cash flow before financing activities of $54.2 million, which was comprised of net cash provided by operating activities of $84.8 million less net cash used for investing activities of $30.6 million. The decrease in cash flow before financing activities was driven by higher accounts receivable primarily from higher fourth-quarter revenues in Europe and an increase in days sales outstanding due to timing of payments. Higher investments in inventories were mostly offset by higher payables.

Hamilton Beach — Fourth Quarter Results
     Hamilton Beach reported net income of $12.6 million for the fourth quarter of 2007 on revenues of $200.2 million, compared with net income of $14.7 million for the fourth quarter of 2006 on revenues of $201.5 million.
     Fourth-quarter 2007 revenues at Hamilton Beach were comparable with the fourth quarter of 2006. A favorable shift of sales toward higher-priced products and the effects of price increases implemented in late 2006 largely offset decreases in unit sales volumes to key retailers in a U.S. consumer market constrained by weak consumer purchasing levels.
     Hamilton Beach’s decrease in net income was primarily driven by an increase in interest expense of $2.2 million pre-tax as a result of an increase in borrowings to pay a special cash dividend of $110 million in the second quarter of 2007 and a decrease in operating profit. Increased advertising and transportation expenses and unfavorable foreign currency exchange rate changes of $0.9 million, pre-tax, were partially offset by a favorable product liability adjustment resulting from continued better-than-anticipated claims experience and the absence of a restructuring charge of $1.5 million, or $0.9 million after a tax benefit of $0.6 million recognized in 2006. The restructuring charge was associated with restructuring programs implemented at the Hamilton Beach Saltillo, Mexico manufacturing facility in order to transfer all production from that facility to third-party manufacturers.
Hamilton Beach — Full Year Results
     For the year ended December 31, 2007, Hamilton Beach reported net income of $18.4 million on revenues of $540.7 million compared with net income of $22.2 million on revenues of $546.7 million in 2006.
     Revenues decreased slightly in 2007 compared with 2006 principally due to reduced unit volumes driven by a decrease in sales to key retailers in a weak U.S. consumer market, partially offset by sales of higher-priced products.
     Net income at Hamilton Beach decreased primarily as a result of increased interest expense of $5.3 million, pre-tax, from an increase in borrowings, partially offset by lower restructuring-related charges in 2007 compared with 2006. Transaction expenses related to the cancelled Hamilton Beach spin-off in 2007 and the terminated Applica transaction in 2006 were comparable between years.
     During 2007, Hamilton Beach generated cash flow before financing activities of $15.8 million, which was comprised of net cash provided by operating activities of $19.5 million less net cash used for investing activities of $3.7 million. During 2006, Hamilton Beach generated cash flow before financing activities of $35.9 million, which was comprised of net cash provided by operating activities of $28.7 million plus net cash provided from investing activities of $7.2 million, which included proceeds of $11.4 million from the sale of a building.
Hamilton Beach — Outlook
     2008 is expected to be a difficult year for Hamilton Beach. Current economic factors affecting U.S. consumers, such as high gasoline prices, depressed home sales levels and mortgage debt concerns, appear to be among factors which are likely to create a challenging retail environment in 2008. Further, Hamilton Beach expects continued significant pricing pressure from suppliers in 2008 due to increased commodity costs for resins, copper, steel and aluminum, which are likely to affect short-term operating results unfavorably. While Hamilton Beach will work to mitigate these increased costs through programs initiated in prior years, as well as through price increases as appropriate, the timing of margin recovery is likely to adversely affect results in 2008.
     While economic factors are expected to continue to affect consumer spending patterns unfavorably over the near term, Hamilton Beach is focusing on continuing to strengthen its market position through product innovation, promotions and branding programs. As a result, Hamilton

Beach had a strong assortment of new products introduced during 2007, and further new product introductions are in the pipeline for 2008 and 2009, all of which are expected to favorably affect revenues. However, because of uncertainty in U.S. consumer markets, volume prospects are difficult to predict with regard to price point and margin mix.
     Hamilton Beach has completed its transition out of manufacturing and moved the production of all products to third-party manufacturers. This transition and other programs initiated by Hamilton Beach, as well as anticipated increases in sales resulting from an improved mix of sales of higher-priced, higher-margin products, are expected to have a favorable impact on operating results over time.
     Longer term, Hamilton Beach is working to improve revenues and profitability continuously by focusing on producing innovative products and on cost-reduction and margin-enhancement programs while pursuing strategic growth opportunities.
Kitchen Collection — Fourth Quarter Results
     Kitchen Collection reported net income of $5.9 million on revenues of $84.8 million for the fourth quarter of 2007 compared with net income of $6.3 million on revenues of $89.5 million for the fourth quarter of 2006.
     Kitchen Collection revenue decreased primarily as a result of a decrease in comparable Kitchen Collection® and Le Gourmet Chef® store sales compared with the fourth quarter of 2006 primarily as a result of store inventory fulfillment difficulties at Le Gourmet Chef’s third-party warehouse operations and fewer store transactions. Closures of unprofitable stores also contributed to the decrease in revenue. The number of Kitchen Collection® and Le Gourmet Chef® stores decreased to 198 and 74, respectively, at December 31, 2007 compared with 203 and 77, respectively, at December 31, 2006.
     Net income at Kitchen Collection decreased moderately in the fourth quarter of 2007 compared with the fourth quarter of 2006, primarily due to the decreased sales at the Le Gourmet Chef® stores. A reduction in employee-related expenses partially offset the decrease in net income.
Kitchen Collection — Full Year Results
     For the year ended December 31, 2007, Kitchen Collection reported a net loss of $0.9 million on revenues of $210.0 million, compared with net income of $3.7 million on revenues of $170.7 million for the year ended December 31, 2006.
     Revenues at Kitchen Collection improved in 2007 compared with 2006 primarily as a result of the Le Gourmet Chef acquisition in August 2006.
     Kitchen Collection generated a net loss for the 2007 full year primarily because Kitchen Collection recognized an additional eight months of seasonal operating losses during 2007 for the Le Gourmet Chef business of approximately $7.0 million, or $4.3 million net of taxes of $2.7 million, as a result of owning Le Gourmet Chef for a full year in 2007 compared with only the four most profitable months in 2006.
     During 2007, Kitchen Collection generated negative cash flow before financing activities of $14.8 million, which was comprised of net cash used for operating activities of $10.9 million plus net cash used for investing activities of $3.9 million. For the 2006 full year, cash flow before financing activities was $1.1 million, which was comprised of net cash provided by operating activities of $17.2 million less net cash used for investing activities of $16.1 million, which included cash paid for the Le Gourmet Chef acquisition of approximately $14 million. The change in cash flow before financing resulted primarily from a decrease in net income and a decrease in accounts payable between years as a result of the timing of payments in 2006.

Kitchen Collection — Outlook
     The uncertainty in the U.S. economy, along with high gasoline prices, are expected to continue to affect consumer traffic to outlet mall locations and influence retail spending decisions unfavorably. Nevertheless, Kitchen Collection is hopeful there will be modest increases in revenues and improvements in operations in 2008, primarily in the second half of the year.
     With the significant exception of the distribution function, the integration of Le Gourmet Chef was completed in 2007. To improve distribution operations for Le Gourmet Chef® stores, Kitchen Collection has begun making arrangements to shift the Le Gourmet Chef warehouse operations from a third-party warehouse service provider to an owned distribution operation near its current owned distribution operations. This transition is expected to be completed by mid-2008. Le Gourmet Chef key merchandising improvement programs will have an increasingly positive effect overall, especially in the second half of 2008. Le Gourmet Chef operations are expected to improve over the course of 2008 compared with 2007.
     Longer term, Kitchen Collection expects to continue programs for its Kitchen Collection® store format which are designed to enhance its merchandise mix, store displays and appearance and optimize store selling space. Kitchen Collection also expects to achieve growth in the Le Gourmet Chef® outlet and traditional mall store formats, while maintaining disciplined cost control and implementing merchandising improvement programs. Overall, continued profit improvement is expected in 2009 and succeeding years.
North American Coal — Fourth Quarter Results
     North American Coal’s net income for the fourth quarter of 2007 was $6.6 million on revenues of $33.2 million compared with net income of $20.2 million on revenues of $38.0 million for the fourth quarter of 2006. Included in the 2006 fourth quarter results was a gain from the sale of two electric draglines of $21.5 million pre-tax, or $13.1 million net of taxes of $8.4 million.
     The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the fourth quarter of 2007 compared with the fourth quarter of 2006.

	2007	2006
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	1.7	2.1
Unconsolidated mines	7.0	7.3

Total lignite coal deliveries	8.7	9.4

Limerock deliveries (cubic yards)	8.6	9.4

     Revenues decreased in the fourth quarter of 2007 compared with the 2006 fourth quarter primarily from lower sales at the consolidated coal mining operations and a reduction in royalty income as a result of the completion of mining in certain reserves by third parties. The decline in sales from the consolidated coal mining operations was driven by customer power plant outages at Mississippi Lignite Mining Company and fewer sales to third parties at Red River Mining Company.
     Excluding the effect of the prior year gain from the dragline sales, net income for the 2007 fourth quarter decreased only moderately compared with the 2006 fourth quarter. This decline is primarily the result of increased income tax expense, excluding the tax effect of the gain on the dragline sales, resulting from a shift in the mix of pre-tax income toward entities with higher income tax rates, and reduced royalty income, partially offset by an increase in the earnings of unconsolidated mining operations due to contractual price changes.

North American Coal —Full Year Results
     For the year ended December 31, 2007, North American Coal reported net income of $31.0 million on revenues of $137.1 million compared with net income of $39.7 million on revenues of $149.0 million for the year ended December 31, 2006.
     The decrease in net income in 2007 compared with 2006 was attributable primarily to the absence of the 2006 gain on the sale of the draglines, partially offset by the receipt of an arbitration award in the second quarter of 2007. Excluding these items, North American Coal realized a modest improvement in net income in 2007.
     For the 2007 full year, North American Coal generated cash flow before financing activities of $26.7 million, which was comprised of net cash provided by operating activities of $44.9 million less net cash used for investing activities of $18.2 million. For the 2006 full year, North American Coal generated cash flow before financing activities of $42.9 million, which was comprised of net cash provided by operating activities of $38.7 million plus net cash provided by investing activities of $4.2 million, which includes proceeds of approximately $30 million from the sale of two electric draglines.
North American Coal — Outlook
     Overall, North American Coal expects results for 2008 to be well below 2007. Much of the anticipated decrease is expected to be the result of a reduction in total lignite coal deliveries in 2008 compared with 2007, primarily due to increased customer plant outages in 2008. The company also expects higher costs due to lower production levels at its Mississippi Lignite Mining Company as a result of expected continued lower delivery levels, as well as higher repair and maintenance expenses at Red River Mining Company. In addition, lower royalty income, primarily as a result of the completion of mining certain reserves in the second quarter of 2007, and an increase in development expenses are expected in 2008 compared with 2007. Also contributing to the decrease between years is the absence in 2008 of a $3.7 million pre-tax arbitration award received in 2007.
     Deliveries from the limerock dragline mining operations are also expected to decrease in 2008. Limerock customer projections for 2008 deliveries continue to reflect the continued decline in the Florida housing and construction markets. In addition, compliance with a district court ruling in July 2007 and the timing of receiving new permit application approvals indicate further reductions in customer deliveries are likely.
     Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available, including opportunities for coal-to-liquids, coal gasification and other clean coal technologies. Further, the company continues to pursue additional non-coal mining opportunities.
NACCO and Other
     NACCO and Other, which includes the parent company operations and Bellaire, reported income before extraordinary gain of $4.2 million for the fourth quarter of 2007 compared with a loss before extraordinary gain of $2.3 million for the fourth quarter of 2006. The improvement in net income in the fourth quarter of 2007 is primarily attributable to lower employee-related costs, the absence of transaction expenses recognized in 2006 associated with the terminated Applica transaction of $2.3 million pre-tax, net of NACCO’s portion of the termination fee tendered by Applica, lower income tax expense due to the absence of a 2006 charge for the reversal of previously generated capital gain benefits and an increase in interest income from higher levels of cash investments during the 2007 fourth quarter.
     For the year ended December 31, 2007, NACCO and Other had income before extraordinary gain of $1.6 million compared with a loss before extraordinary gain of $6.8 million for the year ended December 31, 2006.

NACCO and Other — Outlook
     During 2008, NACCO and Other results are expected to improve moderately as a result of increased interest income and the absence of spin-off related expenses.
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Conference Call
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Tuesday, February 26, 2008, at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4213 (Toll Free) or (617) 213-4865 (International), Passcode: 89387795, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 4, 2008. The online archive of the broadcast will be available on the NACCO Industries website.
Annual Report on Form 10-K
     NACCO Industries, Inc.’s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 449-9669, or from NACCO Industries, Inc.’s website at www.nacco.com.
Non-GAAP Measures
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.
Forward-looking Statements Disclaimer
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or increases in costs of raw materials or sourced products and labor, (4) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (5) delays in or increased costs of restructuring programs, (6) customer acceptance of, changes in the prices of, or delays in the development of new products, (7) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (8) delays in manufacturing and delivery schedules, (9) changes in or unavailability of suppliers, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) acquisitions and/or dispositions of dealerships by NMHG and (13) changes mandated by federal and state regulation including health, safety or environmental legislation.
     Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in the consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of key component parts or sourced products, (5) delays in delivery or the unavailability of key component parts or sourced products, (6) changes in suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products and (10) increased competition, including consolidation within the industry.
     Kitchen Collection: (1) gasoline prices, weather conditions or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) increased competition and (7) the ability to successfully integrate Le Gourmet Chef into Kitchen Collection.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite coal or limerock requirements, (2) weather or equipment problems that could affect lignite coal or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, including in connection with the ongoing Florida limerock mining litigation, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures, (6) changes in U.S. regulatory requirements, including changes in power plant emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.
About NACCO
     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach Brands, Inc., a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
	(In millions, except per share data)
Total revenues	$1,092.7	$978.6	$3,602.7	$3,349.0

Gross profit	$188.3	$176.8	$599.3	$562.2

Earnings of unconsolidated project mining subsidiaries	$10.0	$8.6	$37.7	$36.0

Operating profit	$71.2	$82.1	$137.4	$172.6
Other income (expense)	(5.7)	(10.1)	(25.1)	(52.1)

Income before income taxes, minority interest and extraordinary gain	65.5	72.0	112.3	120.5
Income tax provision	13.8	14.9	23.1	27.8

Income before minority interest and extraordinary gain	51.7	57.1	89.2	92.7
Minority interest income	—	0.1	0.1	0.7

Income before extraordinary gain	51.7	57.2	89.3	93.4
Extraordinary gain, net-of-tax	—	12.8	—	12.8

Net income	$51.7	$70.0	$89.3	$106.2

Basic earnings per share:
Income before extraordinary gain	$6.25	$6.94	$10.81	$11.34
Extraordinary gain, net-of-tax	—	1.56	—	1.56

Net income per share — basic	$6.25	$8.50	$10.81	$12.90

Diluted earnings per share:
Income before extraordinary gain	$6.24	$6.93	$10.80	$11.33
Extraordinary gain, net-of-tax	—	1.55	—	1.56

Net income per share — diluted	$6.24	$8.48	$10.80	$12.89

Cash dividends per share	$0.5000	$0.4800	$1.9800	$1.9050

Basic weighted average shares outstanding	8.268	8.238	8.263	8.234
Diluted weighted average shares outstanding	8.279	8.254	8.272	8.242

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$759.5	$613.2	$2,581.9	$2,317.9
NACCO Materials Handling Group Retail (incl. elims.)	16.5	39.1	137.8	170.6

NACCO Materials Handling Group	776.0	652.3	2,719.7	2,488.5

Hamilton Beach	200.2	201.5	540.7	546.7
Kitchen Collection	84.8	89.5	210.0	170.7
Housewares Eliminations	(1.5)	(2.7)	(4.8)	(5.9)

NACCO Housewares Group	283.5	288.3	745.9	711.5

North American Coal	33.2	38.0	137.1	149.0

Total	$1,092.7	$978.6	$3,602.7	$3,349.0

Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	$9.2	$8.2	$33.9	$30.9
NACCO Materials Handling Group Retail (incl. elims.)	0.9	3.0	7.8	10.8

NACCO Materials Handling Group	10.1	11.2	41.7	41.7

Hamilton Beach	1.5	1.7	4.3	5.5
Kitchen Collection	0.6	0.5	2.3	1.8

NACCO Housewares Group	2.1	2.2	6.6	7.3

North American Coal	2.9	3.4	12.4	13.6
NACCO and Other	—	—	0.1	0.1

Total	$15.1	$16.8	$60.8	$62.7

Operating profit (loss)
NACCO Materials Handling Group Wholesale	$29.2	$20.8	$66.3	$76.5
NACCO Materials Handling Group Retail (incl. elims.)	(1.2)	(4.1)	(9.0)	(9.0)

NACCO Materials Handling Group	28.0	16.7	57.3	67.5

Hamilton Beach	23.5	25.4	40.3	42.5
Kitchen Collection	10.5	10.7	0.5	6.8
Housewares Eliminations	(0.1)	0.1	(0.1)	—

NACCO Housewares Group	33.9	36.2	40.7	49.3

North American Coal	10.1	30.4	43.2	61.5
NACCO and Other	(0.8)	(1.2)	(3.8)	(5.7)

Total	$71.2	$82.1	$137.4	$172.6

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
	(In millions)
Other income (expense)
NACCO Materials Handling Group Wholesale	$(2.2)	$(2.1)	$(9.2)	$(31.7)
NACCO Materials Handling Group Retail (incl. elims.)	(0.9)	(1.0)	(3.9)	(4.1)

NACCO Materials Handling Group	(3.1)	(3.1)	(13.1)	(35.8)

Hamilton Beach	(3.0)	(2.2)	(10.5)	(7.2)
Kitchen Collection	(0.6)	(0.3)	(1.9)	(0.8)
Housewares Eliminations	(0.5)	(0.1)	—	—

NACCO Housewares Group	(4.1)	(2.6)	(12.4)	(8.0)

North American Coal	(1.7)	(1.7)	(6.3)	(7.2)
NACCO and Other	3.2	(2.7)	6.7	(1.1)

Total	$(5.7)	$(10.1)	$(25.1)	$(52.1)

Income (loss) before extraordinary gain
NACCO Materials Handling Group Wholesale	$23.8	$22.4	$48.2	$43.7
NACCO Materials Handling Group Retail (incl. elims.)	(1.1)	(4.3)	(8.9)	(9.1)

NACCO Materials Handling Group	22.7	18.1	39.3	34.6

Hamilton Beach	12.6	14.7	18.4	22.2
Kitchen Collection	5.9	6.3	(0.9)	3.7
Housewares Eliminations	(0.3)	0.2	(0.1)	—

NACCO Housewares Group	18.2	21.2	17.4	25.9

North American Coal	6.6	20.2	31.0	39.7
NACCO and Other	4.2	(2.3)	1.6	(6.8)

	51.7	57.2	89.3	93.4

Extraordinary gain, net of $6.9 tax expense in 2006	—	12.8	—	12.8

Net income	$51.7	$70.0	$89.3	$106.2